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EXHIBIT 10.02 - QUINTILES AGREEMENT

[QUINTILES LETTERHEAD]

July 1, 1999

Mr. Carl Smith, III
Vice President, Business Development
Tampa Bay Financial, Inc.
355 Interstate Boulevard
Sarasota, FL 34240

RE: Agreement to Perform Consulting Services

Dear Mr. Smith:

Pursuant to discussions with Quintiles, Inc. (hereinafter "Quintiles"), Tampa Bay Financial, Inc. (hereinafter "TBF") has requested that Quintiles provide strategic consulting services (the "Services") for TBF (the "Project") as defined in Exhibit 1 attached hereto. Quintiles agrees that its consulting services will be conducted in compliance with all applicable laws, rules, and regulations, and with the standard of care customary in the contract research organization industry. The Services under this Letter Agreement ("the Agreement") shall be performed by Quintiles on an as-needed basis, primarily by Patrick T. Doolan at a rate of three hundred ten ($310.00) US dollars per hour, Richard Phillips Ph.D. at a rate of two hundred and five ($205) US dollars per hour, Douglas Hunt at a rate of one hundred ninety ($190.00) US dollars per hour, and Joan Helton at a rate of one hundred thirty ($130.00) US dollars per hour. Pursuant to this Agreement, Quintiles and TBF anticipate that Quintiles will provide less than three hundred (300) hours of consulting services. If it becomes apparent that Quintiles will be providing more than 300 hours of Services on this Project, the parties agree to negotiate a more comprehensive agreement containing a more detailed description of the Services (the "Comprehensive Agreement"). This Agreement will remain in effect and govern the Services until and unless it is superceded by execution of a Comprehensive Agreement. The parties agree that fees for Services rendered under this Agreement shall not exceed sixty thousand ($60,000.00) US dollars without TBF's express authorization.

Upon execution of this Agreement, a payment of twenty thousand ($20,000.00) US dollars is due, which sum will be held by Quintiles as a deposit for the full duration of the Services. Thereafter, TBF shall pay Quintiles a fee for its Services based on the time actually devoted to the Project by Quintiles personnel at Quintiles' Standard Billing Rates as in effect from time to time, which rates are subject to change on January 1 of each calendar year. Attached as Exhibit 2 and made a part of this Agreement is Quintiles' current Billing Rates Schedule. In addition, TBF will reimburse Quintiles for its out-of-pocket expenses incurred in connection with the Project. These expenses will include a standard charge of fifteen percent (15 %) to cover record-keeping and administrative costs.

Quintiles will invoice TBF monthly for fees, costs, and expenses, and TBF shall pay each invoice within thirty (30) days of receipt. Upon completion of the Services, the remaining balance of the deposit will be applied to any outstanding balance owed to Quintiles and the excess will be promptly refunded to TBF. If any portion of an invoice is disputed, then TBF shall pay the undisputed amounts and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. TBF shall pay Quintiles interest in an amount equal to 1.5% per month (or the maximum lesser amount permitted

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by law) of all undisputed amounts owing hereunder and not paid within thirty
(30) days of the receipt of the invoice. If TBF fails to pay any invoice within sixty (60) days, Quintiles reserves the right to apply all or any portion of the deposit to any or all amounts then outstanding, including those sums not yet sixty (60) days old, and to require TBF to restore the deposit to its original balance.

Payment of invoices shall be sent to the following address:

Quintiles, Inc.
P.O. Box 890062
Charlotte, NC 28289-0062

Invoices shall be mailed to TBF at the following address:

Tampa Bay Financial, Inc.
355 Interstate Boulevard
Sarasota, FL 34240
Attention: Accounts Payable

In addition, it is recognized that during the course of this Agreement, Quintiles may be exposed to data and information that is confidential and proprietary to TBF, and that TBF may be exposed to information that is confidential and proprietary to Quintiles. Each party agrees that it will maintain in strict confidence any confidential information obtained from the other party and will not reveal, publish, or otherwise disclose it to any third party without the disclosing party's prior written consent, unless required to do so by law or regulation. These obligations of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the termination of this Agreement.

For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee, or joint venturers. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority. During the term of this Agreement and for one year thereafter, TBF will not directly or indirectly solicit or hire any employee of Quintiles or its affiliates who has performed or is performing Services for TBF pursuant to this Agreement.

Quintiles disclaims any and all warranties, express or implied. Neither Quintiles, nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability of any type (including, but not limited to, contract, negligence, and tort liability), for any special, incidental, indirect or consequential damages, including, but not limited to the loss of opportunity, loss of use, or loss of revenue or profit, in connection with or arising out of this Agreement or the Services performed by Quintiles hereunder even if such damages may have been foreseeable to Quintiles. TBF shall indemnify and hold harmless Quintiles from any damages or expenses (including attorney fees) that Quintiles incurs due to third-party claims relating to the Services performed pursuant to this letter, except to the extent such claims are caused by the negligence or willful misconduct of Quintiles.

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. This

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Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. Any modifications to the provisions herein must be in writing and signed by the parties.

If the above-stated terms are acceptable to TBF, please indicate your agreement by signing below.

Sincerely,
QUINTILES, INC.                     TAMPA BAY FINANCIAL, INC.
By: /S/                             By: /S/

Name: Robert L. Smith, Jr.          Name: Carl Smith
Title: Vice President               Title: Chairman
Date: 7/1/99                        Date: 7/15/99


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                                     EXHIBIT 1

                                  SCOPE OF WORK

The parties hereto agree that the services to be provided by Quintiles to TBF include, but are not be limited to, the following listed items:

>Provide an effective strategy to address this stage of the project. >Evaluate existing documentation including: (1) the patent, (2) the specifications for the test kit, (3) the materials and components of the test kit, (4) the conditions under which the evaluations of the test kit and its components were carried Out, and (5) any and all additional information that may exist and be used to validate the necessary claims for the Virotest screening test kit.
>Provide a detailed written analysis of the evaluation that includes all pertinent findings and expert recommendations and conclusions specific to the commercial viability of the Virotest saliva based HIV test kit.

Quintiles agrees to immediately notify TBF, in writing, of any findings by Quintiles during the above stated evaluation that may cause further evaluation to be unnecessary.

Quintiles anticipates completing its obligations under this agreement within ninety (90) days from the date of this Agreement.

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                                     EXHIBIT 2

1999 Quintiles' Americas CR0 Services Group Standard Rate Schedule (In US Dollars).

Category                                                     1999 Hourly Rate
--------                                                     ----------------
President/CEO Level                                                       438
Chief Scientific Officer                                                  400
President/Thought Leader                                                  375
Senior Executive Level                                                    340
Expert Scientist/Senior Regulatory Consultant/
 Executive Medical & Technical                                            310
Executive Level                                                           285
Senior Regulatory, Chief Scientist, Senior Medical,
 Executive Project Management, Senior Management                          250
Medical/Management/Regulatory Consultation                                220
Senior Project Management, Statistical Design, Senior Statistical
 Planning and Analysis, Quality Systems Consultation, Senior Scientists   190
Project Management                                                        160
Project Management, Regulatory Support, Medical Analyses, Scientist       150
Monitoring Management, Site Selection, Statistical Interpretation,
 Senior Statistical Analysis, Quality Assurance                           130
Senior Monitoring, Data Management Design, Statistical Programming
 and Analysis, Regulatory Documentation Preparation                       110
Medical Coding, Monitoring, Data Management, In-house Monitoring,
 Technical Writing                                                         90
Clinical Services Support, Medical Writing Support, Statistical
 Medical Writing Quality Control                                           65
Data Processing                                                            60
Administrative Support                                                     50
Clerical Support                                                           35

*Senior-level scientists and consultants are billed at individual rates, which are equivalent to (or, in certain cases, lower than), the rates designated above for the applicable professional categories. A partial listing, showing the primary individuals at these senior levels is contained on the accompanying schedule.